NEWS RELEASE

For Immediate Release
February 25, 2015
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716
FIRST CITIZENS REPORTS EARNINGS FOR FOURTH QUARTER 2014
RALEIGH, N.C. -- First Citizens BancShares Inc. ("BancShares") (Nasdaq: FCNCA) reports earnings for the quarter ended December 31, 2014, of $62.9 million, compared to $27.0 million for the corresponding period of 2013, according to Frank B. Holding, Jr., chairman of the board. Net income for the fourth quarter of 2014 increased $35.9 million, or by 132.8 percent, from the same quarter of 2013, reflecting the impact of the October 1, 2014, merger of First Citizens Bancorporation, Inc. ("Bancorporation"), a South Carolina corporation, into BancShares.
Per share income for the fourth quarter of 2014 totaled $5.24, compared to $2.81 for the same period of 2013. BancShares' current quarter results generated an annualized return on average assets of 0.82 percent and an annualized return on average equity of 9.20 percent, compared to respective returns of 0.50 percent and 5.35 percent for the same period of 2013.
For the year ended December 31, 2014, net income totaled $138.6 million, or $13.56 per share, compared to $166.9 million, or $17.35 per share, during 2013. The return on average assets was 0.57 percent during 2014, compared to 0.78 percent during 2013. The return on average shareholders' equity was 6.14 percent and 8.62 percent for the respective periods. The $28.3 million, or 17.0 percent, decrease in net income during 2014 resulted from the continued decline in FDIC-assisted portfolio earnings offset by the net income contribution from the Bancorporation merger, including a $29.1 million gain on Bancorporation shares of stock owned by BancShares, impact of lower credit costs, improved investment yields and loan growth within the originated portfolio.
MERGER WITH FIRST CITIZENS BANCORPORATION
On October 1, 2014, BancShares completed the merger of First Citizens Bancorporation, Inc. into BancShares. Both subsidiary banks – First Citizens Bank and Trust Company, Inc. of South Carolina and First-Citizens Bank & Trust Company of North Carolina – remained separate, wholly owned subsidiaries through December 31, 2014. On January 1, 2015, the banks were legally merged with systems and operational conversion slated for later in 2015. Based on financial results as of December 31, 2014, the combined company has total assets of $30.08 billion, deposits of $25.68 billion and loans of $18.56 billion, net of allowance for loan losses.
FINANCIAL HIGHLIGHTS

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Loan growth continued during the fourth quarter of 2014, as total loans increased $4.97 billion, reflecting the contribution of $4.49 billion from the Bancorporation merger and strong originated portfolio growth of $600.9 million. Loan balances acquired under FDIC-assisted transactions and through the January 1, 2014, 1st Financial Services Corporation ("1st Financial") merger continue to decline, down $87.4 million to $908.9 million at December 31, 2014, due to pay-offs and resolution of problem assets.

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Net charge-offs totaled $4.7 million for the fourth quarter of 2014, compared to $11.7 million during the same period of 2013. Net charge-offs totaled $29.6 million for 2014, compared to $60.7 million for 2013, a 51.3 percent reduction as both the originated portfolio and FDIC-assisted charge-off trends improved.

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Provision for loan and lease losses totaled $8.3 million during the fourth quarter of 2014, compared to $7.3 million during the fourth quarter of 2013. BancShares recorded $0.6 million to provision expense for the year ended December 31, 2014, compared to a net credit to provision expense of $32.3 million for the year ended December 31, 2013. Provision expense increased during both the fourth quarter and full year of 2014 due to an increase in originated loan growth and lower reversals of previously identified impairment within the FDIC-assisted portfolio, offset by lower year-to-date and quarter-to-date net charge-offs in the originated portfolio.

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Nonperforming assets increased $13.8 million, or by 8.8 percent, compared to September 30, 2014, due to the addition of Bancorporation balances which totaled $30.8 million at December 31, 2014. For the year, nonperforming assets increased $5.2 million, or by 3.2 percent, compared to December 31, 2013.

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Noninterest income of $132.9 million for the fourth quarter of 2014 was up $62.8 million compared to the same quarter a year ago, due to the impact of the Bancorporation merger and a $29.1 million gain on Bancorporation shares of stock owned by BancShares. The shares were canceled and ceased to exist when the merger became effective October 1, 2014.

•	BancShares' liquidity position remained strong with $4.29 billion in free liquidity.

•	BancShares remained well capitalized with a tier 1 leverage ratio of 8.91 percent, tier 1 risk-based capital of 13.61 percent and total risk-based capital ratio of 14.69 percent at December 31, 2014.
LOANS AND DEPOSITS
Loans totaled $18.77 billion as of the fourth quarter, an increase of $4.97 billion, or 36.0 percent, compared to the third quarter of 2014, and an increase of $5.64 billion, or 42.9 percent, compared to the fourth quarter of 2013. Loan growth reflects the Bancorporation merger contribution of $4.49 billion and originated portfolio growth of $600.9 million and $1.30 billion, compared to the third quarter of 2014 and fourth quarter of 2013, respectively. Originated loan growth was offset by reductions in the FDIC-assisted loan portfolio, which decreased $54.1 million, or by 7.5 percent, and $358.4 million, or by 34.8 percent, compared to the third quarter of 2014 and fourth quarter of 2013, respectively. The continuing reduction in the FDIC-assisted portfolio is aligned with original forecasts and was offset by the 1st Financial merger during the first quarter of 2014, which resulted in additional acquired loans of $237.9 million as of December 31, 2014.
As of December 31, 2014, deposits totaled $25.68 billion, an increase of $7.27 billion, or 39.5 percent, when compared to third quarter of 2014, and an increase of $7.80 billion, or 43.7 percent, when compared to the fourth quarter of 2013. The Bancorporation merger contributed $7.17 billion of deposits in the fourth quarter of 2014. The additional increase compared to the fourth quarter of 2013 was primarily the result of acquired deposits from the 1st Financial merger.
NET INTEREST INCOME
Net interest income increased $40.7 million, or by 23.0 percent, to $217.2 million for the fourth quarter of 2014, compared to fourth quarter of 2013. The increase was primarily due to a $59.2 million contribution from the Bancorporation merger, improved investment yields, higher interest income in the originated loan portfolio and lower funding costs offset by lower interest income from the FDIC-assisted portfolio due to the continued runoff. Conversely, year-to-date net interest income decreased $30.1 million, or by 4.1 percent, compared to the same period in 2013. The year-to-date reduction resulted primarily from decreased FDIC-assisted portfolio loan interest income due to continued runoff. The net interest income reductions were offset by the $59.2 million contribution from the Bancorporation merger, strong loan growth of $1.30 billion from the originated portfolio and $15.2 million in loan interest income from the 1st Financial portfolio. For the year, net interest income also benefited from a decline in interest expense of $6.3 million, due to a reduction in funding costs. Conversely, interest expense increased $1.8 million when comparing the fourth quarter of 2014 to the same quarter of the prior year, primarily due to the increase in deposits from the Bancorporation merger.
The taxable-equivalent net interest margin for the fourth quarter of 2014 was 3.09 percent, a decrease of 46 basis points from the same quarter in the prior year. The year-to-date taxable-equivalent net interest margin for 2014 was 3.21 percent, compared to 3.82 percent during 2013. The margin declines for all periods were primarily due to loan yield compression as a result of continued FDIC-assisted loan portfolio runoff, offset by improvements in investment yields and lower funding costs. Investment yields have improved 23 basis points on a year-to-date basis. Although the FDIC-assisted loan portfolio performance and runoff continue to create margin volatility, the overall impact related to prior acquisitions should continue to be less significant as that portfolio continues to decrease.
Taxable-equivalent net interest margin, excluding acquired loans, was 2.82 percent for the fourth quarter of 2014 and 2.83 percent for the third quarter of 2014. Taxable-equivalent year-to-date net interest margin, excluding acquired loans, was 2.86 percent in 2014 compared to 2.87 percent in 2013.
Average interest-earning assets increased $8.28 billion, or by 41.8 percent, for the fourth quarter, and $2.80 billion, or by 14.4 percent, year-to-date for 2014, over the comparable periods in 2013. The Bancorporation merger contributed $7.68 billion to the fourth quarter change in average interest earning assets composed of $1.62 billion in average investment securities, $4.58 billion in loans and $1.48 billion in average overnight investments.
The taxable-equivalent yield on interest-earning assets totaled 3.30 percent for the fourth quarter of 2014, compared to 3.81 percent for the fourth quarter of 2013, and declined 68 basis points to 3.44 percent on a year-to-date basis. The taxable-equivalent yield on interest-earning assets declined primarily as the FDIC-assisted portfolio yield was replaced with higher quality, lower yielding loans offset by improvements in investment yield. The taxable-equivalent yield on interest-earning assets, excluding acquired loans, was 3.01 percent in 2014, compared to 3.19 percent in 2013.
Average interest-bearing liabilities increased $5.18 billion, or by 37.4 percent, during the fourth quarter of 2014, when compared to the sequential quarter and increased $1.36 billion for the full year of 2014 when compared to 2013. The rate on interest-bearing liabilities of 0.31 percent remained relatively consistent when comparing the fourth quarter of 2014 to the sequential quarter, while decreasing 8 basis points to 0.33 percent for the full year 2014.
ALLOWANCE AND PROVISION FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses totaled $204.5 million at December 31, 2014, representing declines of $3.6 million and $28.9 million since September 30, 2014, and December 31, 2013, respectively. The allowance as a percentage of total loans for the fourth quarter of 2014 was 1.09 percent, compared to 1.46 percent and 1.78 percent for the third quarter of 2014 and December 31, 2013, respectively. The decline in the allowance ratio at December 31, 2014 for both periods is due primarily to the Bancorporation merger where the loan portfolio was recorded at fair market value at acquisition date thus replacing the historical allowance with a fair value discount. Additionally, the allowance related to the originated portfolio reflects credit quality improvements and the continued decline in the FDIC-assisted loan portfolio.

BancShares recorded $8.3 million and $0.6 million in net provision expense for loan and lease losses for the fourth quarter of 2014 and full year 2014, respectively, compared to a $7.3 million in net provision expense and a $32.3 million net provision credit for the fourth quarter and full year 2013, respectively. The FDIC-assisted loan portfolio net provision credit totaled $2.6 million and $14.6 million during the fourth quarter of 2014 and full year 2014, respectively, compared to net provision credits of $0.8 million and $51.5 million during the same periods of 2013. The current quarter credit to provision for loan and lease losses on FDIC-assisted loans resulted from reversals of prior impairment due to accelerated payments and credit quality improvement. Net charge-offs on FDIC-assisted loans totaled $1.5 million during the fourth quarter of 2014 and $17.3 million during the year in 2014, compared to $5.2 million and $34.9 million for the same periods of 2013. The net provision expense on originated loans totaled $10.9 million during the fourth quarter of 2014 and $15.3 million during the year in 2014, compared to $8.1 million and $19.3 million for the same periods of 2013.

Net charge-offs on originated loans decreased to $3.2 million during the fourth quarter of 2014, compared to $6.5 million for the fourth quarter of 2013. Net charge-offs on originated loans totaled $12.3 million and $25.8 million for the full year of 2014 and 2013, respectively.

NONPERFORMING ASSETS
As of December 31, 2014, BancShares’ nonperforming assets, including nonaccrual loans and other real estate owned (OREO), totaled $170.9 million, or 0.9 percent of total loans and leases plus OREO, compared to $165.6 million, or 1.3 percent, at December 31, 2013. The improvement in the ratio was due to a $4.2 million reduction in nonaccrual loans and a $5.65 billion increase in total loans and leases and OREO from December 31, 2013, primarily resulting from the Bancorporation merger and 1st Financial acquisition. Of the $170.9 million in nonperforming assets at December 31, 2014, $30.7 million and $11.6 million represents OREO from the Bancorporation merger and 1st Financial acquisition, respectively, which were recorded at fair market value at the acquisition date.
Of the $170.9 million in nonperforming assets at December 31, 2014, $50.0 million, or 29.3 percent of nonperforming assets, was related to OREO and loans covered by FDIC loss share agreements, a decline of $25.6 million since December 31, 2013, due to problem asset resolutions. Noncovered nonperforming assets totaled $120.9 million at December 31, 2014, representing 0.66 percent of noncovered loans and leases plus OREO as of December 31, 2014, compared to 0.74 percent at December 31, 2013.
NONINTEREST INCOME
Noninterest income increased by $54.3 million to $132.9 million during the fourth quarter of 2014, compared to the third quarter of 2014, and increased by $62.8 million compared to the fourth quarter of 2013. Year-to-date, noninterest income totaled $340.4 million for 2014, compared to $267.4 million for the same period of 2013. The increase in both the fourth quarter and full year was primarily driven by the impact of the Bancorporation merger and the recognition of a $29.1 million gain on Bancorporation shares of stock owned by BancShares. The shares were canceled and ceased to exist when the merger became effective October 1, 2014. The year-to-date increase in noninterest income was also driven by a $40.2 million reduction in FDIC receivable adjustments as loss share agreements began to expire. During 2015, loss share protection will expire for loans acquired from First Regional Bank and for non-single family residential loans acquired from Sun American Bank and Williamsburg First National Bank, a loss share agreement assumed through the Bancorporation merger.
NONINTEREST EXPENSE
Noninterest expense increased $52.6 million in the fourth quarter of 2014 to $254.4 million, in comparison to $201.8 million in the sequential quarter, due primarily to the impact of the Bancorporation merger.
Noninterest expense increased $58.1 million in the fourth quarter of 2014 from $196.3 million in the fourth quarter of 2013. For the full year, noninterest expense totaled $846.3 million, compared to $771.4 million for the full year 2013. The increase for both periods was a result of the impact of the Bancorporation merger, higher salaries and wages, occupancy expenses, advertising expenses and merger-related expenses.
INCOME TAXES
Income tax expense totaled $24.5 million and $16.1 million for the fourth quarter of 2014 and 2013, representing effective tax rates of 28.1 percent and 37.4 percent during the respective periods. Income tax expense totaled $65.0 million and $101.6 million for the full year 2014 and 2013, respectively. The effective tax rates were 31.9 percent and 37.8 percent for 2014 and 2013, respectively. The decrease in effective tax rate during 2014 results primarily from the impact of the tax benefit of the Bancorporation shares of stock owned by BancShares at the date of merger.
COMPARABILITY OF FINANCIAL STATEMENTS
The comparability of BancShares' results of operations for 2014 and 2013 is affected by various post-acquisition adjustments to the carrying value of FDIC-assisted loans, which create potential volatility in net interest income, provision for loan and lease losses and noninterest income. For loans and OREO covered by FDIC loss share agreements, the net increase or decrease in the estimated recoverable amount resulting from deterioration or improvement is recognized as an adjustment to the FDIC receivable with an offset to noninterest income.

Additionally, the fourth quarter 2014 results of operations include the impact of the merger of Bancorporation into BancShares. The merger was completed effective October 1, 2014.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First-Citizens Bank & Trust Company ("First Citizens Bank"), which provides a broad range of financial services to individuals, businesses, professionals and the medical community in 18 states (Arizona, California, Colorado, Florida, Georgia, Kansas, Maryland, Missouri, New Mexico, North Carolina, Oklahoma, Oregon, South Carolina, Tennessee, Texas, Virginia, Washington and West Virginia) and the District of Columbia. As of December 31, 2014, BancShares had total assets of $30.1 billion.
For more information, visit First Citizens' website at firstcitizens.com. First Citizens Bank. Forever First®.
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This news release may contain forward-looking statements. A discussion of factors that could cause BancShares' actual results to differ materially from those expressed in such forward-looking statements is included in BancShares' filings with the SEC.

CONDENSED STATEMENTS OF INCOME

	Three months ended			Year ended December 31
(thousands, except share data and ratios; unaudited)	December 31, 2014	September 30, 2014	December 31, 2013	2014	2013
Interest income	$232,122	$177,621	$189,640	$760,448	$796,804
Interest expense	14,876	11,399	13,047	50,351	56,618
Net interest income	217,246	166,222	176,593	710,097	740,186
Provision (credit) for loan and lease losses	8,305	1,537	7,276	640	(32,255)
Net interest income after provision (credit) for loan and lease losses	208,941	164,685	169,317	709,457	772,441
Noninterest income (1)	132,924	78,599	70,164	340,426	267,382
Noninterest expense	254,429	201,810	196,315	846,289	771,380
Income before income taxes	87,436	41,474	43,166	203,594	268,443
Income taxes (1)	24,540	14,973	16,149	65,032	101,574
Net income (1)	$62,896	$26,501	$27,017	$138,562	$166,869
Taxable-equivalent net interest income	$218,436	$167,150	$177,280	$714,085	$742,846
Net income per share (1)	$5.24	$2.76	$2.81	$13.56	$17.35
Cash dividends per share	0.30	0.30	0.30	1.20	1.20
Profitability information (annualized)
Return on average assets (1)	0.82%	0.48%	0.50%	0.57%	0.78%
Return on average equity (1)	9.20	4.89	5.35	6.14	8.62
Taxable-equivalent net yield on interest-earning assets	3.09	3.26	3.55	3.21	3.82
(1) Amounts for 2014 and 2013 periods have been updated to reflect the fourth quarter 2014 adoption of Accounting Standard Update (ASU) 2014-01 related to qualified affordable housing projects.

CONDENSED BALANCE SHEETS

	December 31
(thousands, except share data, unaudited)	2014	2013
Assets
Cash and due from banks	$604,182	$533,599
Overnight investments	1,724,919	859,324
Investment securities	7,172,435	5,388,610
Loans and leases	18,769,465	13,133,724
Less allowance for loan and lease losses	204,466	233,394
Receivable from FDIC for loss share agreements	28,701	93,397
Other assets (1)	1,979,877	1,418,618
Total assets (1)	$30,075,113	$21,193,878
Liabilities and shareholders' equity
Deposits	$25,678,577	$17,874,066
Other liabilities	1,708,942	1,248,350
Shareholders' equity (1)	2,687,594	2,071,462
Total liabilities and shareholders' equity (1)	$30,075,113	$21,193,878
Book value per share (1)	$223.77	$215.35
(1) Amounts for the 2013 period have been updated to reflect the fourth quarter 2014 adoption of Accounting Standard Update (ASU) 2014-01 related to qualified affordable housing projects.

SELECTED AVERAGE BALANCES

	Three months ended December 31		Year ended December 31
(thousands, except shares outstanding)	2014	2013	2014	2013
Total assets (1)	$30,376,207	$21,557,707	$24,104,404	$21,295,587
Investment securities	7,110,799	5,285,783	5,994,080	5,206,000
Loans and leases	18,538,553	13,088,636	14,820,126	13,163,743
Interest-earning assets	28,064,279	19,787,236	22,232,051	19,433,947
Deposits	25,851,672	18,102,752	20,368,275	17,947,996
Interest-bearing liabilities	19,011,554	13,790,088	15,273,619	13,910,299
Shareholders' equity (1)	$2,712,905	$2,004,978	$2,256,292	$1,936,895
Shares outstanding	12,010,405	9,618,941	10,221,721	9,618,952
(1) Amounts for the 2013 period have been updated to reflect the fourth quarter 2014 adoption of Accounting Standard Update (ASU) 2014-01 related to qualified affordable housing projects.

CAPITAL INFORMATION

	December 31
	2014	2013	2012
Tier 1 capital ratio (1)	13.61%	14.89%	14.24%
Total capital ratio (1)	14.69	16.39	15.92
Tier 1 leverage capital ratio (1)	8.91	9.80	9.21
(1) Amounts for the 2013 and 2012 periods have been updated to reflect the fourth quarter 2014 adoption of Accounting Standard Update (ASU) 2014-01 related to qualified affordable housing projects.

ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL) AND ASSET QUALITY DISCLOSURES

	Three months ended December 31		Year ended December 31

(Dollars in thousands, unaudited)	2014	2013	2014	2013
ALLL at beginning of period	$200,905	$237,799	$233,394	$319,018
Reclassification of reserve for unfunded commitments to ALLL (1)	—	—	—	7,368
Provision (credit) for loan and lease losses:
Purchased credit-impaired (PCI) loans (2)	(2,622)	(834)	(14,620)	(51,544)
Non-PCI loans (2)	10,927	8,110	15,260	19,289
Net charge-offs of loans and leases:
Charge-offs	(7,469)	(13,494)	(37,770)	(68,026)
Recoveries	2,725	1,813	8,202	7,289
Net charge-offs of loans and leases	(4,744)	(11,681)	(29,568)	(60,737)
ALLL at end of period	$204,466	$233,394	$204,466	$233,394
ALLL at end of period allocated to loans and leases:
PCI	$21,629	$53,520	$21,629	$53,520
Non-PCI	182,837	179,874	182,837	179,874
ALLL at end of period	$204,466	$233,394	$204,466	$233,394
Net charge-offs of loans and leases:
PCI	$1,549	$5,163	$17,271	$34,908
Non-PCI	3,195	6,518	12,297	25,829
Total net charge-offs	$4,744	$11,681	$29,568	$60,737
Reserve for unfunded commitments (1)	$333	$357	$333	$357
Average loans and leases:
PCI	1,244,910	1,086,469	1,195,238	1,403,341
Non-PCI	17,293,643	12,002,167	13,624,888	11,760,402
Loans and leases at period-end:
PCI	1,186,498	1,029,426	1,186,498	1,029,426
Non-PCI	17,582,967	12,104,298	17,582,967	12,104,298
Risk Elements
Nonaccrual loans and leases:
PCI	$33,422	$28,493	$33,422	$28,493
Non-PCI	44,005	53,170	44,005	53,170
Other real estate:
Covered under loss share agreements	22,982	47,081	22,982	47,081
Not covered under loss share agreements	70,454	36,898	70,454	36,898
Total nonperforming assets	$170,863	$165,642	$170,863	$165,642

Accruing loans and leases greater than 90 days past due:
PCI	$104,430	$193,892	$104,430	$193,892
Non-PCI	11,250	8,784	11,250	8,784
Ratios
Net charge-offs (annualized) to average loans and leases:
PCI	0.49%	1.89%	1.44%	2.49%
Non-PCI	0.07	0.22	0.09	0.22
ALLL to total loans and leases:
PCI	1.82	5.20	1.82	5.20
Non-PCI	1.04	1.49	1.04	1.49
Nonperforming assets to total loans and leases plus other real estate
Covered	9.84	7.02	9.84	7.02
Noncovered	0.66	0.74	0.66	0.74
Total	0.91	1.25	0.91	1.25
(1) During the second quarter of 2013, BancShares implemented refinements to the ALLL that included estimated losses on unfunded commitments. As a result of these refinements, $7.4 million of the balance previously reported as a reserve of unfunded commitments was reclassified to the ALLL.
(2) Loans and leases are evaluated at acquisition and where a discount is noted at least in part due to credit quality, the loans are accounted for under the guidance in ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality.  Loans for which it is probable at acquisition that all required payments will not be collected in accordance with the contractual terms are considered purchased credit-impaired ("PCI") loans. PCI loans and leases are recorded at fair value at the date of acquisition. No allowance for loan and lease losses is recorded on the acquisition date as the fair value of the acquired assets incorporates assumptions regarding credit risk. An allowance is recorded if there is additional credit deterioration after the acquisition date. Conversely, Non-PCI loans include originated and purchased non-impaired loans.